Code of Ethics

Last approved on18 May 2017 by the Board of Directors of Maple-Brown Abbott

Last reviewed on 31 August 2017

Owner: Regulatory Compliance & Risk

1.	Application and scope

This Code of Ethics (“Code”) applies to “employees”, being:

•	All full time and part time employees of Maple-Brown Abbott (the “Company”).

•	The Company’s non-executive directors (“NEDs”), unless otherwise stated.

•	Contractors, consultants and any other 3rd party who has access to the Company’s systems and/or premises for a period of 3 consecutive months or more, unless otherwise stated.

The Code sets out the Company’s standards for the way employees and the Company do business, in particular with respect to:

•	Our relationships and responsibilities to our clients.

•	Conflicts of interest.

•	Insider trading.

•	Personal dealing.

•	Gifts and entertainment.

•	Anti-bribery and corruption.

•	Political contributions.

•	Communications and social media.

It is important to remember that the Code is not an exhaustive list of all of the Company’s policies and procedures, and that there are additional policies and procedures that you must comply with. You can find these on the Company’s Wiki.

Activities which in any way compromise the Company’s standards of service to its clients, counterparties, the markets in which we do business or the Company’s integrity, are not permitted. A breach of this Code or a law or regulation will be investigated and disciplinary action, including dismissal, may be taken. You may also be subject to criminal or civil actions.

Speak up

You have a responsibility to promptly report concerns or possible breaches of this Code or a law or regulation to the Head of Regulatory Compliance and Risk (“HRCR”) or the Chair of the Company’s Audit & Compliance Committee (“Chair”).

The Company is committed to providing an environment where employees who report or escalate concerns in good faith and on reasonable grounds are supported and are not subject to retaliation or victimisation. If you raise a matter as a whistleblower we will keep all information you provide confidential, unless:

•	We provide the information, including information about your identity, to a regulatory body or authority.

•	You have provided your consent to provide information to a third party, including another employee other than where you have raised a matter to the Chair, in which case the Chair will disclose the matter to the HRCR.

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2.	Our values and our risk culture

Our risk culture is the way we do things. We seek to uphold the highest professional, ethical and service standards in everything we do. You must not only comply with all relevant laws and regulations - we expect you to act with competence, integrity, and in an ethical manner at all times.

The way we deal with our clients, our counterparties, the markets in which we operate and each other must at all times be consistent with the Company’s long-held values, which are:

Excellence

•	We strive to deliver meaningful outperformance to our clients over the long term.

•	We aim to work as a high performing team to achieve excellence in our investment outcomes, communications with clients, quality of our administration, IT competency and compliance.

Client focus

•	We seek to provide our clients with the highest level of service and accurate and timely investment information.

•	We provide products that are attractive, competitive and in our clients’ best long-term interest.

Integrity

•	We always act with integrity and the highest ethical standards.

•	Our team is open and honest in all actions and communications.

Transparency

•	We seek to maintain transparent relationships with our clients and one another.

•	We encourage honest feedback from all groups.

Creating wealth

•	We are in the business of creating wealth for our clients.

•	We aim to be an employer which provides opportunity, job satisfaction and security for our employees.

As a manager of our clients’ money, we have a fiduciary obligation to act in good faith in the best interests of our clients at all times. We must:

•	Only provide advice that is suitable for our clients.

•	Prefer the interests of our clients over our own interests.

•	Manage, disclose or avoid conflicts of interest.

•	Maintain client confidentiality.

•	Not engage in misconduct, misleading or deceptive behaviour or fraud.

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3.	The Company’s US Compliance Manual

The Company is a registered investment adviser in the United States and is required to comply with various US laws and regulatory requirements.

One of those requirements is to have a “Compliance Manual”, which is comprised of this Code, and the following policies:

•	Fraud Policy

•	Pre and Post Trading Policy

•	Complaints Policy

•	Trade Allocation Policy

•	Breach and Incident Handling Policy

•	Best Execution Policy

•	Advertising and Presentations Policy

•	Records Management Policy

•	Proxy Voting Policy

•	AFSL Compliance Policy

•	Privacy Policy

•	MBA Business Continuity Policy

•	Acceptable Use of Technology Policy

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4.	Our relationships and responsibilities to our clients

It is a fundamental responsibility that both you and the Company deal fairly with our clients and not engage in conduct that is inappropriate, unethical or unlawful. In particular, you must ensure that you comply with the following requirements.

4.1.	Investment process

You must exercise diligence and thoroughness when making investment decisions and have a reasonable and adequate basis, supported by appropriate research and investigation, for investment actions. You must make reasonable and diligent efforts to avoid any material misrepresentation in any research report and maintain appropriate records to support the reasonableness of investment decisions.

4.2.	Research reports

You must use reasonable judgment regarding the inclusion or exclusion of relevant factors in research reports and use your best endeavours to distinguish between facts and opinions in research reports.

4.3.	Independence and objectivity

You must use reasonable care and judgment to achieve and maintain independence and objectivity when making investment decisions.

4.4.	Portfolio investment recommendations and actions

You must consider the appropriateness and suitability of investment actions for each portfolio having regard to the investment mandate of the relevant client or fund.

4.5.	Fair dealing

In allocating trades between clients, Portfolio Managers must act fairly and objectively and in accordance with the Trade Allocation Policy.

4.6.	Confidentiality

You must at all times preserve and protect the confidentiality of information, including client information, unless required by law to report information to regulatory or other relevant authorities, in which case you must immediately inform the Managing Director.

4.7.	Misrepresentation

You must not, in relation to the Company’s business, engage in conduct that is misleading or deceptive or is likely to mislead or deceive. In particular you must not make any statements, orally or in writing, that misrepresent the services that you or the Company are capable of performing, the Company’s qualifications or your academic or professional credentials.

You must not make or imply any guarantees, either orally or in writing, regarding the performance of any fund, any unit trust, portfolio or mandate.

4.8.	Investment Models

Investment models on securities you develop whilst in the Company’s employment remain the property of the Company at all times.

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5.	Conflicts of interest

As a provider of funds management and investment advisory services to clients globally, actual, potential or perceived conflicts of interest may arise from time to time. The Company’s policy is to ensure that all reasonable steps are taken to identify and manage conflicts of interest. Failure to do so could result in damage to our reputation and our relationships with our clients. It could also result in a breach of relevant laws and regulations and disciplinary action against the Company and/or individual employees.

There are two main conflicts of interest that can arise:

•	Personal conflicts of interest, where you have a personal interest that conflicts with the Company’s or a client’s interest.

•	Company conflicts of interest, where the Company’s interests differ from the interests of our clients e.g. where we could gain financially at the expense of a client, or where the Company is incentivised to prefer the interests of one client over another.

Compliance is responsible for the oversight of the Company’s conflicts management arrangements. Compliance and Legal also assist in the identification, escalation and management of conflicts of interest.

5.1.	Personal conflicts of interest

You must not:

•	Place yourself in a position where your private interests conflict, or could be seen to conflict, with your duty to the Company and our clients.

•	Use your position, Company assets, or any confidential information you have gained in connection with your employment for your own personal gain or that of your family, friends or third parties or to the detriment of the Company or our clients.

•	Compete with the Company.

•	Offer or receive any kind of compensation in return for confidential information about the Company, our clients or any other confidential information you have as a result of your employment.

The Company has established controls to manage personal conflicts of interest which are described in this Code. However it is important to remember that it is not possible to anticipate every possible conflict that may arise, and it is your responsibility to act reasonably, use good judgement and recognise when you should seek assistance.

5.1.1.	Outside business activities

You must not engage in an “Outside Business Activity” without the prior written consent of the Managing Director and Compliance, other than in accordance with the exceptions noted below.

An “Outside Business Activity” includes any of the following:

•	Any activity where you do, or could, receive compensation, outside of your employment with the Company.

•	Any position (whether or not on behalf of the Company) as an officer, director, limited or general partner, member of a limited liability company, employee, consultant or contractor with a third party irrespective of whether you are remunerated for that position or not.

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For the avoidance of doubt, an Outside Business Activity does not include a position:

•	With an entity that is primarily charitable or civic in nature or is not primarily organised for profit.

•	As a trustee of a self-managed superannuation fund or family trust, or as a director of a corporate trustee or family trust.

•	Or involvement with alumni associations, passive political activities or sporting associations.

If you are unsure whether an activity you are considering is an “Outside Business Activity”, please speak to Compliance.

Your request for approval of an Outside Business Activity must be sent via email to the Managing Director and Compliance and address the matters set out in Annexure A. Approval will be granted on a case-by-case basis, following careful consideration of any potential, perceived or actual conflicts of interest, the Company’s disclosure obligations, the impact on the Company’s reputation, relevant legal and regulatory requirements and the impact of the activity on your day to day employment with the Company.

5.1.2.	Using your position to gain a benefit

You must not use your position with the Company to create a personal benefit for yourself, your family, your friends or any other person or to cause detriment to us or our clients, including in relation to:

•	Business dealings

•	A conflict of interest may arise if you represent the Company in its dealings with a third party in which you have an interest. As such, any prospective business dealings (other than investments in the Company’s funds or trusts) between the Company and any member of your immediate family must be disclosed to the Managing Director, who may refer the matter to the Board.

•	You must not divert business opportunities which you become aware of in the course of your employment with the Company, or establish or participate in businesses which compete with businesses we conduct or propose to conduct.

•	Confidential information:

•	You must not release any confidential data or information, including confidential client information or information about the Company’s business to any third party.

•	You must not otherwise use such confidential data or information for personal advantage.

•	Gifts, payments or other benefits: You must not receive any payment, gift or any other benefit from any third party which has or is seeking to have business dealings with the Company unless it is a gift or entertainment that is received in accordance with the Gifts and Entertainment Policy set out in this Code.

•	Company property: You must not inappropriately use the Company’s property, services or employees, for your personal benefit or for the benefit of your family, friends or any other person without Compliance’s prior approval.

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5.1.3.	Personal dealing

You must only conduct your personal dealing activities in accordance with the Personal Dealing Policy in this Code.

5.1.4.	Investment in the Company’s funds and trusts

If you invest in the Company’s fund or trust, you will be treated in the same way, and on the same terms, as any other unitholder in that fund or trust.

5.2.	Company conflicts of interest

We will ensure that we put our clients’ interests before our own, and not seek to benefit in any way from our position as a manager of our clients’ assets, other than through our agreed and disclosed remuneration arrangements.

The Company does not, and will not:

•	Accept any offers of new issues or sub-underwriting on its own behalf. All such offers, if accepted, will be accepted on behalf of our clients.

•	Ordinarily engage in any share or security dealing on its own behalf.

•	Enter into “soft dollar” arrangements with brokers or any other organisation, other than in accordance with our policy - please see section 5.2.1 below.

•	Pay any fee or commission to a person, or someone nominated by that person, who referred the client to the Company unless and until the client has been made aware of such an arrangement. Please refer to the Advertising and Presentations Policy for more information.

•	Trade any securities on the Company’s Restricted List – please see section 5.2.2 below.

5.2.1.	Soft dollar arrangements

The term “soft dollar” is generally used to describe an arrangement or agreement between the Company and a broker, whereby the broker provides the Company with research and/or other services in addition to brokerage services in return for commissions paid for executing transactions. Commissions paid in a soft dollar arrangement are usually greater than what the Company would normally pay for an execution-only service.

Soft dollar arrangements create a conflict of interest, in particular because the investment performance of client funds may suffer as a result of the higher commission cost being paid to brokers.

Apart from normal brokerage services, research and related seminars received from brokers in the normal course of our business, we do not have any soft dollar arrangements in place with any broker or other organisation.

The Company receives certain software products from a number of brokers, however these services do not influence the amount of commission the Company pays to these brokers.

5.2.2.	The Restricted List

The Restricted List is a list of securities which cannot be bought or sold by the Company, whether as principal or as agent on behalf of our clients, or by any employee. A security may be placed on the Company’s Restricted List for a variety of reasons including where:

•	The Company is in possession of material, non-public information about an issuer.

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•	An employee is in a position that may be likely to cause the Company or that employee to receive material, non-public information.

•	The Company has executed a non-disclosure agreement or other agreement with a specific issuer that restricts trading in that issuer’s securities.

•	Any personal dealing in that security may create a conflict of interest, whether actual, real or perceived.

•	An investor relationship that involves a senior officer or director of an issuer, a “Value- Added Investor”, may present the appearance of a conflict of interest or an actual conflict of interest.

•	Compliance has otherwise determined that it is necessary to do so.

Compliance is responsible for maintaining the Restricted List. Securities added to the Restricted List will remain on the Restricted List for so long as Compliance deems appropriate.

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6.	Insider trading policy

From time to time, the Company and our employees may hold material, non-public information, including information that could have a material effect on the price or value of a security (“inside information”).

Trading, sharing, tipping, or inducing others to trade while in possession of inside information is strictly prohibited. Misusing inside information can have serious legal consequences, and may result in criminal liability, civil penalties, or both. It can also create significant damage to our reputation and our relationships with our clients, as well as disciplinary action for you personally, including disgorgement of any profits made from your trading and/or dismissal.

6.1.	What do you need to do if you have inside information?

You must inform Compliance and the Managing Director immediately if you think you have inside information, including the nature of the information and the security or issuer that the information relates to. It is important to remember that this requirement applies to all listed securities - not just securities the Company has invested in or monitors. Compliance and the Managing Director will then decide whether the information you have is inside information.

If you are unsure whether the information you have is inside information, you must inform Compliance, who will help you to make a determination.

This requirement does not apply to NEDs.

6.2.	What happens when you or the Company have inside information?

If the Managing Director has determined that you have inside information, then the Company is also deemed to have that information and strict processes will need to be established to ensure that that information is not misused.

Compliance will add the security to the Company’s Restricted List and it will remain on the Restricted List until the information is no longer inside information, for example where the information has become public. The Company will monitor whether information continues to be inside information.

6.2.1.	What restrictions apply to trading?

When a security is added to the Restricted List, both you and the Company will be restricted from trading that security for so long as you and the Company continue to have inside information. In particular, you must not:

•	Whether as principal or on behalf of any person:

•	Subscribe for, purchase or sell, or enter into an agreement to subscribe for, purchase or sell any of the relevant securities.

•	Procure another person or company to subscribe for, purchase or sell, or enter into an agreement to subscribe for, purchase or sell any of the relevant securities.

•	Directly or indirectly communicate the information or cause the information to be communicated, to another person or company if you know or ought reasonably to know, that the other person or company would or would be likely to breach the requirements in this policy.

The prohibition on trading applies even when:

•	The direction of the desired trade is opposite to the effect the inside information would be expected to have on the price or value of securities.

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•	The Company has already commenced a process of trading the security over a period of time for a number of portfolios, and the direction of the trade is opposite to the effect the inside information would be expected to have on the price or value of securities, irrespective of whether or not such trading may benefit our clients.

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7.	Personal dealing policy

Personal dealing can create actual, perceived or potential conflicts between your interests personally, and the interests of the Company and our clients. You must ensure that any personal dealing and investment activities are conducted appropriately and in accordance with the requirements of this policy and relevant laws and regulations.

You are responsible for ensuring that your personal investment activities do not divert you from your responsibilities to the Company. While we acknowledge that you may place trading instructions during normal working hours, we expect that other activities related to your personal dealing, such as analysis and research, will not interfere with the performance of your work duties and obligations to the Company.

Unless otherwise stated, the requirements in this policy do not apply to NEDs.

You must:

•	Pre-clear trades in certain financial instruments (listed below) with the Managing Director, the Company’s Dealers, Compliance and the relevant Head of Strategy (i.e. Head of Asia, Head of Australia, Head of GLI).

•	Comply with certain restrictions in relation to trading activities.

•	Regularly report details of your holdings and trading activities to Compliance.

•	Notify Compliance of a proposed investment in a private company.

7.1.	What trades do you need to pre-clear?

You must obtain pre-clearance if you or your Associate proposes to:

•	Trade in a:

•	Security listed on any exchange globally.

•	Derivative over a listed security e.g. warrant or option.

•	Unit in a fund or trust managed by the Company.

•	Initial public offering “IPO”.

•	US “limited offering”. If you are unsure whether you may be investing in a “limited offering” please speak to Compliance.

•	Otherwise obtain an interest in any of the financial instruments listed above, including:

•	Power to exercise or control voting rights.

•	Power to dispose of a relevant financial instrument.

For the avoidance of doubt, the following activities do not require pre-clearance:

•	Investments in exchange traded funds.

•	Investments in funds, trusts or schemes managed by a third party.

•	Investments in currencies, commodities, government bonds or money market instruments.

•	A margin loan over a financial instrument.

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•	Any “Off-Market Activity” including a dividend reinvestment plan (“DRP”), share purchase plan, off-market share buy-back, taking up of a rights issue or payment of instalment or call.

If you are unsure whether the financial instrument you wish to trade requires pre-clearance, please speak to Compliance.

7.1.1.	Who is an “Associate”?

The requirement to pre-clear also applies to trades your Associate proposes to make. An “Associate” is any of the following:

•	A spouse, de facto, domestic or civil union partner, or a child or step-child under the age of 18.

•	Any other relative living in the same household as you.

•	Any person who receives material financial support from you, other than a spouse with a valid separation decree.

•	Any person who you influence in respect of investment decisions.

•	Any company, trust (including a self-managed superannuation fund), superannuation wrap/master trust structure of which you:

•	Are a director.

•	Control or have significant influence over the investment decisions of the company or trust.

•	Have 20% or more of the voting power or otherwise control.

7.1.2.	How do you make a pre-clearance request?

Your request to pre-clear must be sent via email to the Managing Director, the Company’s dealers, Compliance and the relevant Head of Strategy and address the matters set out in Annexure B.

Requests can only be made after 10.30 a.m., to allow time for the Company to enter orders for our clients.

Before granting approval, the Managing Director, dealer, relevant Strategy Head and Compliance will consider the proposed trade, including to ensure that the financial instrument is not on the Company’s Restricted List and that there are no conflicts of interest that could arise as a result of your trading activity.

7.1.3.	How long is your approval valid for?

Any approval granted is only valid for 7 days. If you have not traded at the end of the first day you obtained approval, then before you make the trade you must first check with one of the Company’s dealers that there is nothing that could prevent you from trading. If you have not traded by the end of 7 days you must make a new pre-clearance request.

If you have approval to trade, but have not yet traded, and the security you wish to trade is placed on the Restricted List, you are prohibited from trading that security and your approval is automatically revoked. Compliance will advise you if a security you have approval to trade has been placed on the Restricted List.

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7.2.	What restrictions apply to your trading activities?

You must not deal in a security if:

•	You intend to buy and sell that security within a three-month period – all short-term trading is prohibited. If you breach this prohibition you may be required to give up any profits you have made.

•	There is an uncompleted order for that security in the market for any client, regardless of the size of the proposed transaction and the direction of the trade or price limits used. This restriction also applies to derivatives. For example you must not deal in “ABC” options if the Company has an uncompleted order for “ABC” ordinary shares. The Dealer will confirm whether there is an uncompleted order as part of their approval of a trade.

•	The Company has reached its maximum holding in that security as determined by legal and regulatory restrictions. This restriction also applies to NEDs. Compliance will confirm whether the Company has reached its maximum holding as part of its approval of the trade.

•	You are an analyst and you are preparing a research report for that security.

•	For new issues of securities that are not made available to the general public or the entire share register, you must not participate in any new issue that you have been offered as a result of a business relationship between the Company and a stockbroker. In other words, you must only participate in a new issue which you have been invited to participate in as a result of your own share market dealings with the issuer or your stockbroker.

You must not enter into any hedging or risk mitigation arrangement in relation to the Company’s securities or units in any fund or trust managed by the Company.

It is important to remember that investment opportunities must be offered first to clients before both you and the Company may act on them.

7.3.	What are your reporting obligations?

7.3.1.	What do you need to report to Compliance if you’re new to the Company?

Within 10 days of commencing your employment with the Company, you must disclose all financial instruments currently held by you and your Associates. You must do this by providing Compliance with a copy of a holdings statement from your broker which must contain the following information:

•	Date

•	Name of holder of security

•	Name of security

•	Type of security

•	Exchange ticker symbol

•	Number of securities held

•	Current market value

The information you provide must be current and in any event must not be more than 45 days old from the date you commenced your employment with the Company.

If you do not have any financial instruments you must confirm this in writing to Compliance.

This requirement also applies to new NEDs.

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7.3.2.	What do you need to report to Compliance each year?

Each year you must disclose all financial instruments currently held by you and your Associates. You must do this by providing Compliance with a copy of a holdings statement from your broker, so long as it contains the information listed in section 7.3.1 above.

The information you provide must be current and in any event must not be more than 45 days old from the date you submit the report.

This requirement also applies to NEDs.

7.3.3.	What do you need to report to Compliance each quarter?

Each quarter you must provide Compliance with a copy of the Broker Statements for all trading activity conducted by you and your Associates in that quarter subject to the pre-clearance requirements above. You must provide these Statements no later than 30 days after the end of the quarter.

You must ensure that the Broker Statements you provide include details of all trading activities. If they do not you must provide relevant information to Compliance at the same time you provide the Broker Statements. For example if Broker Statements do not contain details of any Off-Market Activity you have entered into, then you must also provide Compliance with these details at the same time that you provide the Broker Statements.

This requirement also applies to NEDs.

7.3.4.	What does Compliance do with the reports you provide?

Compliance review the information you provide to determine whether any violations of the Company’s policies or relevant laws or regulations have occurred. If any discrepancies between any information you provide are identified, Compliance will contact you to resolve the discrepancy and may escalate the matter to senior management and/or the Managing Director. Disciplinary action may be taken if you have not complied with the requirements in this policy.

7.4.	Investments in private companies

You must notify Compliance if you intend to make a private investment – both on an initial basis and for any follow-on investment. Private investments include investments in all non-listed securities, private placements, private investment partnerships, interests in oil and gas ventures, real estate syndications, participations in tax shelters, and shares issued prior to a public distribution.

If you are unsure whether you may need pre-clearance for a proposed investment, please speak to Compliance.

7.4.1.	How do you notify Compliance of an investment in a private company?

You must notify Compliance via email and provide the information in Annexure C. You must also provide a copy of the private placement memoranda, subscription agreements or other similar documents relating to the investment if requested.

7.4.2.	How long is your approval valid for?

Any approval granted is only valid for 30 days. If you have not made the investment by the end of 30 days you must make a new request.

7.4.3.	What do you need to report to Compliance

Once you have made the investment, you must promptly notify Compliance of the form, amount and date of your investment.

You must also promptly notify Compliance of any change to your investment.

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7.5.	Are there any exemptions to the requirements in this policy?

Yes. If you wish to seek an exemption please contact Compliance and include the reasons why you feel an exemption is appropriate.

Please note that in the event an exemption is granted it is likely that other compensatory controls will be implemented.

7.6.	Is the information I provide to Compliance confidential?

Yes. All information you provide will be kept confidential, other than where Compliance are required to escalate any discrepancies in information you provide, or we are compelled by law or regulation to disclose your information.

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8.	Gifts and entertainment policy

The giving and/or receiving of gifts and entertainment from/to the Company’s clients, service providers, and other third parties can impact the Company’s reputation and create a conflict of interest, whether real, potential or perceived.

It is important that the giving and/or receiving of gifts and entertainment:

•	Is at all times appropriate, including in light of local customs and protocols.

•	Occurs only to foster and promote business relationships for the Company.

•	Does not create a conflict of interest or the potential for reputation damage to the Company.

Solicitation of gifts and/or entertainment is unprofessional and is strictly prohibited.

8.1.	What is a “gift” and what is “entertainment”?

A “gift” is any item, service or benefit of value, other than entertainment.

“Entertainment” is any circumstance which involves the consumption of food or refreshment, and/or a recreational activity or personal benefit of monetary value and includes, for example, attending dinners or sporting matches.

8.2.	Can I give/receive gifts or entertainment?

Yes. You can give and receive gifts and/or entertainment so long as:

•	It is consistent with the principles noted above.

•	You have obtained prior written approval from Compliance for any gift or entertainment you give or receive which is valued at $250 or more.

•	You record the gift and/or entertainment in the Gifts & Entertainment Register with 7 days of giving or receiving the gift/entertainment.

These requirements do not apply to NEDs.

8.3.	What gifts/entertainment do I need approval for?

You must not give or receive a gift or entertainment with a market value of A$250 or more without prior approval from Compliance. You must request approval from Compliance via email.

8.4.	How do I use the Gifts and Entertainment Register?

It is your responsibility to add all gifts and entertainment into the Gift and Entertainment Register (the “Register”) with 7 days of giving or receiving gifts and entertainment.

The Register is an Excel file stored in the Wiki. It is confidential - you must log in to access the Register and only you, Compliance, the Chief Operating Officer and the Managing Director can see your entries.

8.4.1.	Are there any exceptions?

Yes. You do not need to record the following in the Register:

•	Gifts of a trivial nature. Examples include promotional material such as pens, coffee mugs, umbrellas and books. If you unsure whether a gift is “trivial”, please speak to Compliance.

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•	Ad-hoc dining/meals less than $100 in value.

8.5.	How do I value gifts and entertainment?

If you are unsure what the value of a gift or entertainment is, you can request a value from the giver of the gift/entertainment, or you can make an estimate on current market value. Irrespective of the option you choose, it is important that you act reasonably, and err on the side of caution when determining a value. Most importantly, if you are unsure, please speak to Compliance.

In some cases the market value of a gift or entertainment may be more than the cost price. For example, tickets to a sporting event may have a face value of A$50 but the market value could be A$500 due to the fact the tickets are scarce or additional entertainment such as a corporate box is provided.

Sometimes it may be difficult to value entertainment. You must use your judgement – if you think its possible that the value could exceed the threshold, you must take a conservative approach and request approval. If, prior to the entertainment, you didn’t think the threshold would be exceeded, but it did in fact exceed the threshold, then you must seek approval from Compliance immediately when you return to work.

If you regularly give or receive gifts or entertainment where the individual value of each gift/entertainment is less than a relevant threshold, but the cumulative value exceeds the threshold, then you must comply with the relevant requirement. For example, if a broker provides you with a bottle of wine worth A$50 routinely, such as every week or month.

8.6.	Does Compliance review the Register?

Yes. Compliance periodically monitors the Register, including to identify any conflicts of interest that may arise.

You should note that the Managing Director and the COO also periodically monitor the Register.

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9.	Anti-bribery and corruption policy

Any actual or attempted use of any form of bribery or corruption, whether directly or indirectly, is strictly prohibited.

Bribery and corruption can have many significant and adverse consequences for both you and the Company, including:

•	Significant and irreversible damage our reputation in the market, and with our clients and our peers.

•	Legal and regulatory action, including criminal penalties, fines and imprisonment - many countries have established strict laws which make bribery and corruption illegal.

•	Disciplinary action, up to and including termination of your employment with the Company.

9.1.	What does the prohibition on bribery and corruption cover?

You must not:

•	Offer, promise, request, accept or authorise anything of value to any person with the aim of unduly influencing that person or to obtain an advantage from that person in the course of business.

•	Make any kind of payment (called a “facilitation payment”) to a government official or employee for their personal benefit with the aim of unduly influencing that person or to obtain an advantage from that person in the course of business.

•	Subject to the below, give anything of value to a government official, including lavish or excessive food and/or beverages, even if you are doing it for a legitimate reason, without Compliance’s prior approval.

•	Provide or pay for reasonable food and/or beverages during a legitimate business meeting with a government official without entering it into the Gifts and Entertainment Register.

9.2.	What are the ‘red flags’ you need to be aware of?

Red flags may indicate that there is a heightened risk of bribery and corruption. When dealing with a third party, including a government official, you should be alert to:

•	Requests by a foreign agent for payments to be made through offshore accounts or payments or requests for other unusual payment methods.

•	The foreign country’s reputation for corruption.

•	Refusal by a foreign agent to certify that it will not make payments that would be unlawful under a particular anti-bribery and corruption law, such as the US Foreign Corrupt Practices Act.

•	An apparent lack of qualifications of the third party you are dealing with or their associates.

•	Non-existing or non-transparent accounting standards.

•	Foreign agents that come recommended or “required” by a government official.

9.3.	You must report suspicious activity

You must report any suspicious activity that may violate this policy to Compliance. A failure to do so may itself lead to disciplinary action.

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10.	Political contributions policy

Political contributions can create actual or perceived conflicts of interest. Many countries have established strict rules governing political contributions.

You must:

•	Not make any political contribution or payment to any government official in any country in order to be awarded with, or given the opportunity to compete for, contracts to manage the assets of government or related entities.

•	Comply with certain specific requirements applicable to US political contributions, which are explained below.

•	Consider whether any non-US political contribution you wish to make in your personal capacity could create a real or perceived conflict of interest, and/or potential damage the Company’s reputation or its relationship with clients. If so, you must not make the contribution.

10.1.	What is a “contribution”?

A contribution includes a gift subscription, loan, advance, deposit of money, or anything of value made for the purpose of influencing an election for a federal, state or local office, including any payments for debts incurred in such an election.

10.2.	What requirements apply to US political contributions?

The US has established very strict laws governing political contributions, often referred to as the “Pay to Play Rule” (the “Rule”).

In accordance with the Rule:

•	You must not make, or agree to make, whether directly or indirectly, or solicit another person to make or agree to make, whether directly or indirectly, a political contribution or related payment to any US government official in order to be awarded with, or afforded the opportunity to compete for, contracts to manage the assets of public pension plans and other government accounts.

•	You must pre-clear political contributions or related payments to any US government official with Compliance made by you or your spouse , domestic partner, child or any other family member living in your household.

•	If you make a political contribution to a government entity in excess of the thresholds noted below, you and the Company will be subject to a two-year “time-out”, during which you and the Company will be prohibited from receiving any compensation for providing advisory services to certain state and local government entities.

•	The Company will not make any political contributions or otherwise endorse or support political parties or candidates, including through intermediary organizations such as Political Action Committees or campaign funds with the intent of directly or indirectly influencing any investment management relationship.

•	New employees and NEDs must report certain matters to Compliance upon joining the Company.

10.2.1.	How do I make a pre-clearance request?

Your request to pre-clear a contribution to a US political party must be sent via email to Compliance and address the matters set out in Annexure D. Before granting approval, Compliance will consider the proposed contribution, including to assess the impact on the Company’s business and its clients, and ensure there are no conflicts of interest that could arise as a result of the political contribution.

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The requirement to pre-clear does not apply to legitimate political contributions to candidates for whom you can vote of up to USD$350, or USD$150 for all other candidates.

10.2.2.	What do you need to report to Compliance if you’re new to the Company?

Upon commencing your employment with the Company, you must disclose all contributions to US political parties that you, your spouse, domestic partner, child or any other family member living in your household has made in the past 2 years. You must do this by providing Compliance with a copy of the form in Annexure E.

If you have not made any political contributions you must confirm this in writing to Compliance.

This requirement also applies to new NEDs.

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11.	Communications and social media

You are expected to act professionally and respectfully at all times, including in your communications with colleagues, clients, counterparties and any other 3rd parties.

You must:

•	Ensure that your communications, including email communications, instant messages and communications in social media, are fair, accurate, not misleading and in good taste - treat all communications as if a regulator or the public could read it.

•	Take care when sending communications containing confidential information. Ensure communications are appropriately marked e.g. with a “Privileged” or “Confidential” mark - remember that the ease at which an email can be forwarded can result in the email ending up in the wrong hands.

11.1.	Approved communication channels

You must only conduct Company business through communications channels that have been approved by the Company. This requirement also applies to any instant messaging you may use as part of your business.

11.2.	Compliance review

All communications, including your emails, are stored by the Company, and are periodically reviewed by Compliance, including to ensure that the requirements in this Code have been met.

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ANNEXURE A

REQUEST TO ENGAGE IN AN OUTSIDE BUSINESS ACTIVITY

Your request to engage in an Outside Business Activity must address the information below. Please email your request to the Managing Director and Compliance.

Matters to be addressed in your email:

•	The name of the business or entity

•	A description of the business or entity’s day to day activities

•	A description of your role

•	Whether you will be a director or officer of the business or entity

•	Whether you will be receiving compensation and if so, how much

•	The amount of time per week you expect will be taken up by the activity

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ANNEXURE B

PRE-CLEARANCE REQUEST

Your request to pre-clear must address the information below. Please email your pre-clearance request to the Managing Director, Heads of Strategy and Compliance.

Matters to be addressed in your email requesting pre-clearance:

•	The name of the person or entity entering into the trade.

•	If the trade will be made by your Associate, your relationship to the Associate

•	The type of security

•	The issuer of the security

•	Whether the transaction relates to an IPO or US “limited offering”.

•	Whether you will buy or sell the security

•	The quantity of Securities you will buy or sell.

•	The amount you will pay for the securities or sell the securities based on the current price as at the date and time you make the pre-clearance request.

•	The following confirmation:

“I REPRESENT THAT:

•	I am not in possession of material non-public information concerning or affecting the issuer(s);

•	I am not using any confidential information about a client’s holdings of securities of the issuer(s) for my direct benefit or advantage and to the detriment of that client;

•	I am not aware of a pending research report involving or relating to the issuer(s);

•	I am not aware of a material pending client or proprietary trade involving these securities;

•	These trades conform to the Personal Dealing Policy; and

•	If approved, I understand that the authorisation is valid for only seven days from the date/time of approval.”

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ANNEXURE C

PRE-CLEARANCE REQUEST FOR PRIVATE INVESTMENTS

Your request to pre-clear a private investment must address the information below. Please email your pre-clearance request to Compliance, together with a copy of the purchase and/or subscription agreement and related documentation.

Matters to be addressed in your email requesting pre-clearance:

•	Name of private company

•	Nature of business

•	Legal status of the company e.g. public company, corporation, LP, LLC

•	Business address

•	Directors/Principals

•	Is the company publicly traded, privately placed or non-profit

•	To the best of your knowledge, does the Company or any of its affiliates conduct or plan to conduct business with the Company? If yes, please explain how

•	To the best of your knowledge, has the company or anyone associated with the company been the subject of a disciplinary proceeding issued by a securities regulatory authority, or been found guilty of a criminal offense within the last ten years? If yes, please explain

•	Type and amount of securities you are investing in

•	Total dollar amount of your investment

•	Do you own any other securities of the company or its affiliates? If yes, please provide details

•	Estimate your total percentage equity ownership interest in the Company

•	Through your investment do you have the right to participate in management, or the right to board membership or board observation rights?

•	If yes, please explain:

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ANNEXURE D

PRE-CLEARANCE REQUEST FOR POLITICAL CONTRIBUTIONS

Your request to pre-clear a political contribution must address the information below. Please email your pre-clearance request to Compliance.

Matters to be addressed in your email requesting pre-clearance:

•	The name of the person or entity making the contribution

•	If the contribution will not be made by you, your relationship to the person making the contribution

•	Name of the candidate/political party/political action committee to whom the contribution will be made. For candidates, please include name, title and any city/county/state or other political subdivision affiliation.

•	The amount or value of the contribution.

•	Expected date and form of the contribution e.g., campaign contribution, gift etc.

•	Office to which the candidate seeks election

•	Candidate’s position at time of the contribution

•	Whether, to the best of your knowledge, the position to which the candidate seeks election or the position currently held by the candidate either:

•	involves direct or indirect responsibility for, or can he/she influence the outcome of, the hiring of an investment adviser by a government entity; or

•	involves authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity?

•	Whether you have made any other contributions to this candidate, or payments on behalf of this candidate’s candidacy, during this election cycle?

•	The following confirmation:

“I REPRESENT THAT:

•	All information provided herein is accurate.

•	The contribution for which I seek pre-clearance as set forth above will not be made for the purpose of influencing the official conduct of any public official of a government entity or candidate for such office.

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ANNEXURE E

POLITICAL CONTRIBUTIONS DISCLOSURE FORM FOR NEW EMPLOYEES

Please complete the form below

The name of the person or entity that made the contribution:

If the contribution was not made by you, your relationship to the person that made the contribution:

Name of the candidate/political party/political action committee to whom the contribution was made. For candidates, please include name, title and any city/county/state or other political subdivision affiliation:

The amount or value of the contribution:

The date the contribution was made:

The form of the contribution e.g., campaign contribution, gift etc:

Office to which the candidate seeks election:

Candidate’s position at time of the contribution:

To the best of your knowledge, did or does the position to which the candidate sought election or the position held by the candidate at the time of the election involve:

•	direct or indirect responsibility for, or confer the ability to influence the outcome of, the hiring of an investment adviser by a government entity; or

•	authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity?

Do you represent that:

•	All information provided herein is accurate?

•	The contribution was not made for the purpose of influencing the official conduct of any public official of a government entity or candidate for such office?

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